, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA SCHEDULES INVESTOR CALL FOR SECOND QUARTER 2024 RESULTS

Denver, Colorado – July 30, 2024: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced plans to release its second quarter 2024 results on Tuesday, August 6, 2024 after NASDAQ market close. You are invited to participate in its investor call, which will begin the following day at 8:30 a.m. (Eastern Time) on Wednesday, August 7, 2024. During the call, management will discuss the Company’s results and business, and may provide other forward-looking information.

A webcast and investor presentation will be available within the Investor Relations section of the Liberty Latin America website at https://investors.lla.com/events-and-presentations/events/.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Media Relations:
Kunal Patel ir@lla.com Kim Larson llacommunications@lla.com